Exhibit 99

FOR IMMEDIATE RELEASE

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Jim Olecki
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2005 SECOND QUARTER RESULTS

CHICAGO, IL, January 27, 2005 — Quixote Corporation (Nasdaq: QUIX) today reported results for its second quarter ended December 31, 2004.

Net sales for the second quarter of fiscal 2005 were $33,447,000, compared with $35,494,000 in the second quarter of fiscal 2004.  The acquisition of Peek Traffic Corporation contributed net sales of $5,821,000 during the second quarter of fiscal 2005.  Peek Traffic Corporation, acquired in December of 2003, contributed net sales of $2,314,000 in the second quarter of fiscal 2004.  The operating loss was $1,433,000, compared with operating profit of $1,227,000 in the second quarter of fiscal 2004.  The net loss for the second quarter of fiscal 2005 was $1,039,000, or $0.12 per diluted share, compared with net income of $466,000, or $0.05 per diluted share, in the same period last year.

Net sales for the first six months of fiscal 2005 were $71,434,000, compared with $74,678,000 in the first six months of fiscal 2004.  The operating loss was $1,296,000, compared with operating profit of $5,336,000 in the first six months of fiscal 2004.  The net loss was $1,300,000, or $0.15 per diluted share, compared with net earnings of $2,787,000, or $0.32 per diluted share, for the same period last year.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “Our results for the second quarter were as expected.  Our operations were impacted by the continuing effect of state and municipal budgetary constraints and transportation funding uncertainties caused by the delay in the passage of a new highway funding bill.  The result was a 7% decline in sales from our Protect and Direct Group compared to the same quarter last year.   Significantly lower sales volume at U.S. Traffic contributed to a 26% organic sales decline in the Inform Group.  In addition, the rising cost of raw materials, mainly steel, had a negative impact on our business this quarter.  International sales continued to be an area of strength with sales growth in the quarter of 18%, led by sales of the Triton Barrier®

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product line.

Mr. Jezuit continued, “In response to this difficult market environment, we continue to review our cost structure and take steps to align our business with our current outlook.  We are continuing to rationalize certain product lines, evaluate and reorganize our manufacturing facilities, and take actions to better match company headcount with current revenue levels.  We also continue to focus on the international and municipal markets, as they are less dependent on federal funding.  During the quarter we maintained a focus on working capital management and generated approximately $2 million in cash from operations that allowed us to pay down $1.7 million in debt.  We are confident that the actions we are taking will allow us to better navigate the short-term effect of these difficult conditions and will ultimately lead to long-term profitability when the market recovers.”

Mr. Jezuit concluded, “We continue to have a great deal of confidence in Quixote’s strong fundamentals and long-term prospects, but until the passage of the federal highway funding bill, our near-term results will be negatively impacted.  We believe our customers are delaying large capital commitments due to the lack of long-term funding visibility. We still expect a new multi-year highway funding bill will be passed this spring, which will contribute to a turnaround in our business and industry.  However, even if a new bill is passed in the first half of calendar 2005, we may not realize the benefit of the bill’s passage until fiscal 2006.  In the interim, our focus will remain on cost control and new product development, which will enable Quixote to remain a leader in the transportation safety industry and position the Company to take advantage of the eventual improvement in market conditions.  Given the challenging environment, we currently expect a loss for the third quarter of between $0.04 and $0.08 per diluted share.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, January 27, 2005, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, mobile and permanent variable electronic message signs, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2004, under the caption “Forward-Looking Statements”

in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(2 Tables to Follow)

Quixote Corporation
Earnings Summary

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net sales	$33,447,000	$35,494,000	$71,434,000	$74,678,000
Cost of sales	24,740,000	24,424,000	51,455,000	50,832,000

Gross profit	8,707,000	11,070,000	19,979,000	23,846,000

Operating expenses:
Selling & administrative	8,894,000	9,013,000	18,769,000	16,964,000
Research & development	1,246,000	830,000	2,506,000	1,546,000
	10,140,000	9,843,000	21,275,000	18,510,000

Operating profit (loss)	(1,433,000)	1,227,000	(1,296,000)	5,336,000

Other income (expense)
Interest income		5,000	34,000	20,000
Interest expense	(803,000)	(504,000)	(1,395,000)	(1,002,000)
Other	560,000		560,000
	(243,000)	(499,000)	(801,000)	(982,000)

Earnings (loss) before income taxes	(1,676,000)	728,000	(2,097,000)	4,354,000
Income tax provision (benefit)	(637,000)	262,000	(797,000)	1,567,000

Net earnings (loss)	$(1,039,000)	$466,000	$(1,300,000)	$2,787,000

Per share data - basic:
Net earnings (loss)	$(0.12)	$0.06	$(0.15)	$0.33
Average common shares outstanding	8,780,513	8,432,133	8,770,941	8,404,162

Per share data - diluted:
Net earnings (loss)	$(0.12)	$0.05	$(0.15)	$0.32
Average common shares outstanding	8,780,513	8,733,412	8,770,941	8,710,026

Quixote Corporation
Balance Sheet

	As of December 31, 2004	As of June 30, 2004
Assets
Current assets
Cash and cash equivalents	$1,653,000	$2,389,000
Accounts receivable, net	30,021,000	33,606,000
Inventories	24,846,000	25,308,000
Other current assets	7,178,000	6,938,000
	63,698,000	68,241,000

Net property, plant and equipment	26,418,000	27,512,000
Intangible assets and other, net	43,610,000	44,129,000
Total assets	$133,726,000	$139,882,000

Liabilities and Shareholders’ Equity
Current liabilities	$27,039,000	$28,268,000
Long-term debt, net	44,528,000	47,014,000
Other long-term liabilities	747,000	693,000
Shareholders’ equity	61,412,000	63,907,000
Total liabilities and shareholders’ equity	$133,726,000	$139,882,000

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